AMENDMENT TO THE BELLSOUTH PERSONAL
                         RETIREMENT ACCOUNT PENSION PLAN


         WHEREAS, BellSouth Corporation (the "Company") sponsors the BellSouth Personal Retirement Account Pension Plan (the "Plan"), which was amended and restated effective January 1, 1998; and

     WHEREAS, L.M. Berry and Company adopted the Plan subject to certain modifications described in Schedule 2 of the Plan; and

         WHEREAS, the Executive Nominating and Compensation Committee (the "Committee") of the Board of Directors of BellSouth Corporation, at its February 23, 1998, meeting adopted a resolution amending the Plan to provide an interest credit rate for 1998 of 6.11% for all Plan participants; and

         WHEREAS, the Committee authorized appropriate officers of the Company to do such further acts and to execute such documents as may be necessary or advisable to effectuate the purposes of such resolution; and

     WHEREAS, the Company now desires to revise Schedule 2 of the Plan to reflect such amendment;

         NOW, THEREFORE, pursuant to the authority delegated by the Committee as referred to above, the undersigned officer approves the following to reflect such amendment of the Plan:

     Amend Schedule 2 of the Plan for L.M. Berry and Company by adding at the end of Paragraph 4(f) the following:

                  As of the last day of the Plan Year 1998, each Participant's account shall be credited with interest at the rate of 6.11%, under the terms of the Plan.

         This Amendment shall be effective as of January 1, 1998.


                          By:      /s/ Richard D. Sibbernsen
                                   Richard D. Sibbernsen
                                   Vice President - Human Resources
                                   Date:    5/6/99